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                                                                      EXHIBIT II

                         McDERMOTT INTERNATIONAL, INC.
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1994

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

                                                                       1994                1993                1992
                                                                       ----                ----                ----
Income from continuing operations before
   extraordinary items and cumulative
   effect of accounting changes                                 $       89,956     $        67,323    $        80,537

Less dividend requirements of preferred stock, Series C                 (6,084)                -                  -
- - ----------------------------------------------------------------------------------------------------------------------
Income from continuing operations applicable
   to common stock                                                      83,872              67,323             80,537

Loss from discontinued operations                                         -                    -               (3,368)

Extraordinary items                                                       -                (10,431)               -

Cumulative effect of accounting changes                               (100,750)           (245,624)               -
- - ----------------------------------------------------------------------------------------------------------------------
Net income (loss) for primary computation                       $      (16,878)    $      (188,732)   $        77,169
======================================================================================================================
Weighted average number of common
    shares outstanding during the year                              52,945,193          51,665,331         46,010,431

Common stock equivalents of stock
    options and stock appreciation
    rights based on "treasury stock"
    method                                                             522,740             339,017             91,766
- - ----------------------------------------------------------------------------------------------------------------------
Weighted average number of common
    shares outstanding during the year                              53,467,933          52,004,348         46,102,197
======================================================================================================================
Earnings (loss) per common and
    common equivalent share: (1)

    Continuing operations                                       $         1.57     $          1.29    $          1.75
    Discontinued operations                                                 -                   -               (0.08)
    Extraordinary items                                                     -                (0.20)                -
    Accounting changes                                                   (1.89)              (4.72)                -
    Net income (loss)                                           $        (0.32)    $         (3.63)   $          1.67

(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the fiscal years presented.





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